Exhibit 99.3

[Freedonia Letterhead]

CONSENT OF THE FREEDONIA GROUP, INC.

We hereby irrevocably consent to the use by Elevance Renewable Sciences Inc., in connection with its Registration Statement on Form S-1 and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), information from our report “Specialty Surfactants in the U.S. to 2009” and the use of our name in the Registration Statement. We also hereby irrevocably consent to the filing of this letter as an exhibit to the Registration Statement.

THE FREEDONIA GROUP, INC.

By:	/s/ Jennifer Neumore
Name: Jennifer Neumore
Title: Client Services Rep

December 13, 2011